Exhibit 99.1

Baker Hughes Company Announces First Quarter 2023 Results
•Orders of $7.6 billion for the quarter, up 12% year-over-year.
•Revenue of $5.7 billion for the quarter, up 18% year-over-year.
•GAAP operating income of $438 million for the quarter, up $160 million year-over-year.
•Adjusted operating income (a non-GAAP measure) of $512 million for the quarter, up 47% year-over-year.
•Adjusted EBITDA* (a non-GAAP measure) of $782 million for the quarter, up 25% year-over-year.
•GAAP diluted earnings per share of $0.57 for the quarter which included $0.28 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) was $0.28.
•Cash flows generated from operating activities were $461 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $197 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
HOUSTON & LONDON (April 19, 2023) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the first quarter of 2023.

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Orders	$7,632	$8,009	$6,837	(5)%	12%
Revenue	5,716	5,905	4,835	(3)%	18%
Operating income	438	663	279	(34)%	57%
Adjusted operating income (non-GAAP)	512	692	348	(26)%	47%
Adjusted EBITDA (non-GAAP)	782	947	625	(17)%	25%
Net income attributable to Baker Hughes	576	182	72	F	F
Adjusted net income (non-GAAP) attributable to Baker Hughes	289	381	145	(24)%	99%
EPS attributable to Class A shareholders	0.57	0.18	0.08	F	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.28	0.38	0.15	(25)%	85%
Cash flow from operating activities	461	898	72	(49)%	F
Free cash flow (non-GAAP)	197	657	(105)	(70)%	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We were pleased with our first quarter results and remain optimistic on the outlook for 2023. We maintained our strong order momentum in IET and SSPS. We also delivered solid operating results at the high end of our guidance in both business segments, booked almost $300 million of New Energy orders and generated approximately $200 million of free cash flow,” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“While 2023 has already started off with some macro volatility, we remain optimistic on the outlook for energy services and Baker Hughes. Our diverse portfolio features long cycle and short cycle businesses that position us well to navigate any periods of variability that may occur across the energy sector.”

“We continue to believe that the current environment remains unique, with a spending cycle that is more durable and less sensitive to commodity price swings, relative to prior cycles. Another notable characteristic of this cycle is the continued shift towards the development of natural gas and LNG. As the world increasingly recognizes the crucial role natural gas will play in the energy transition, serving as both a transition and destination fuel, the case for a multi-decade growth opportunity in gas is steadily improving as both a transition and destination fuel.”

“In addition to capitalizing on the commercial opportunities presented by this favorable macro backdrop, Baker Hughes remains committed in 2023 to transforming the Company operationally and positioning it for growth in the energy and industrial markets. I want to thank our shareholders, customers, and our employees for their continued hard work to deliver against our strategic goals,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Quarter Highlights
Supporting Our Customers

The Oilfield Services & Equipment ("OFSE") business segment was awarded its largest subsea tree order in almost five years through a contract with Azule Energy in the Agogo oilfield offshore Angola. Baker Hughes will supply subsea equipment and services, including 23 subsea trees and 11 Aptara manifolds. A significant portion of the equipment manufacturing will be conducted in country, utilizing Baker Hughes' local facilities and workforce, which is a key condition of many contracts in the region.

OFSE was also awarded a multi-year contract from Wintershall Dea for integrated well construction and completion services. Baker Hughes will provide integrated solutions to drill and complete 29 wells for gas exploration and development and three wells for CO2 storage. The gas field will leverage Baker Hughes' project management expertise and advanced high-pressure, high-temperature technology, delivering an efficient and lower cost solution supporting greater energy security in Europe and future use as a CO2 storage facility.

The Industrial & Energy Technology ("IET") business segment saw another excellent quarter commercially, continuing the strong momentum from the end of 2022. Gas Tech Equipment secured multiple LNG awards, including an order to supply two main refrigerant compressors (MRCs) for the North Field South project, which will be executed by Qatargas. The MRCs are part of two LNG “mega trains” representing 16 MTPA of additional capacity that is estimated to further boost Qatar’s LNG production capacity to 126 MTPA by 2027.

IET was also awarded an order by Bechtel to supply two MRCs for Sempra Infrastructure’s Port Arthur LNG Phase 1 project in Jefferson County, Texas. Baker Hughes will supply gas turbines and centrifugal compressors across two LNG trains, for a nameplate capacity of approximately 13 MTPA, as well as two electric motor driven compressors for the plant’s boosting services.

In addition, IET secured orders for notable smaller scale LNG facilities, including a contract from Wison to supply four electric LNG (e-LNG) compressor trains for an onshore LNG plant. This is the first fully integrated Baker Hughes e-LNG train order, featuring 54-megawatt BRUSH electric motors now offered within the IET portfolio following Baker Hughes’ 2022 acquisition of BRUSH Power Generation. IET also secured an order from Black & Veatch, a subcontractor to the JGC and Samsung Heavy Industries consortium, for super-efficient LM9000 gas turbine technology to drive two compressor trains at PETRONAS nearshore LNG facility in Sabah, Malaysia. The two trains will have a capacity of 1 MTPA each.

The IET Gas Technology Services product line also continued to strengthen long-term relationships with key customers, securing multiple contracts across both LNG and non-LNG segments, including the renewal of a long-term service contract with a North American customer to cover 16 LM2500 gas turbines in the United States and Canada for another eight-year term, building on almost two decades of collaboration with the customer.

Executing on Priorities and Leading with Innovation

The first quarter saw Baker Hughes continue to strengthen its digital portfolio across OFSE and IET with two strategic announcements during its 2023 Annual Meeting.

OFSE announced a strategic collaboration agreement with Amazon Web Services (AWS) to develop, market and sell the cloud-based Leucipa™ automated field production solution. AWS will be the preferred and recommended cloud provider for the solution. The collaboration leverages AWS’ advanced analytics and Baker Hughes’ oil and gas expertise to create an automated field production solution to improve

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
performance and energy efficiency, helping to reduce emissions. The Leucipa solution also minimizes health and safety exposure by reducing trips to the field.

OFSE also announced a strategic digital collaboration with Corva, a Houston-based company that delivers cloud-based well construction digital solutions, to bolster oil and gas customers’ rig visualization and drive enhanced decision making across the well lifecycle. By bringing this cutting-edge digital solution to customers, Baker Hughes continues to expand its well construction digital offerings for the oil and gas industry.

IET announced the launch of Cordant, an integrated suite of solutions for asset performance management and process optimization. IET also announced a collaboration with bp to further develop Cordant and enhance asset strategy across key operations in bp’s Gulf of Mexico operations, where Baker Hughes has a large install base of rotating equipment, controls and associated digital services.

In New Energy, IET was awarded a contract to supply CO2 compression solutions for Petrobras’ P-80, P-82 and P-83 FPSO projects in Brazil. The six gas turbine-driven compression trains are designed to reinject more than 1 MTPA of CO2 each into the oil reservoir. This latest contract will result in Baker Hughes supplying major compression services for all Petrobras’ FPSO vessels.

IET secured another important milestone for its Climate Technology Solutions portfolio, with an equipment order from thyssenkrupp Uhde for a major clean ammonia plant project planned by Nutrien in the U.S. The plant will have a production capacity of 3,500 metric tons/day, and Baker Hughes’ scope of supply includes various natural gas and CO2 compressors and steam turbines for ammonia production using the Autothermal Reforming (ATR) process, which allows for a nearly CO2-free syngas production from natural gas with the help of pure oxygen. Baker Hughes technology was selected for its efficiency and best-in-class total cost of ownership.

IET also continued to support Air Products and its net-zero hydrogen energy complex in Edmonton, Alberta, Canada, as part of the Company’s previously announced hydrogen collaboration framework in 2021. In the first quarter of 2023, Baker Hughes received an order to supply four complete pump skids to enable CO2 capture in the blue hydrogen production facility. The equipment includes four API BB3 centrifugal pumps and one BB2 hydraulic power recovery turbine (HPRT), marking the first hydrogen production application using the Company’s centrifugal pump technology.

IET’s Condition Monitoring product line expanded Bently Nevada’s market leadership while helping customers accelerate digital enablement with several orders including a multi-million dollar contract in the Middle East to upgrade the System 1 software base of a gasification combined cycle complex. A second contract was secured in Europe to provide over 25 condition monitoring and protection systems for the region’s largest ethylene development, paving the way to a stronger and more sustainable economy. The solution features the flagship Orbit 60 protection system, RangerPro wireless sensors, and System 1 asset health management with advanced analytics.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Consolidated Revenue and Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Oilfield Services & Equipment	$3,577	$3,579	$3,017	—%	19%
Industrial & Energy Technology	2,138	2,325	1,818	(8)%	18%
Total segment revenue	5,716	5,905	4,835	(3)%	18%
Oilfield Services & Equipment	371	416	213	(11)%	75%
Industrial & Energy Technology	241	377	241	(36)%	—%
Total segment operating income	612	792	453	(23)%	35%
Corporate	(100)	(100)	(105)	—%	5%
Inventory impairment	(18)	—	—	U	U
Restructuring, impairment & other	(56)	(29)	(70)	(92)%	19%
Operating income	438	663	279	(34)%	57%
Adjusted operating income*	512	692	348	(26)%	47%
Depreciation & amortization	269	255	277	6%	(3)%
Adjusted EBITDA*	$782	$947	$625	(17)%	25%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
Revenue for the quarter was $5,716 million, a decrease of 3%, sequentially. The decrease in revenue was driven by lower volume in IET. Compared to the same quarter last year, revenue increased 18%, driven by higher volume in both segments.
The Company's total book-to-bill ratio in the quarter was 1.3; the IET book-to-bill ratio in the quarter was 1.7.
Operating income on a GAAP basis for the first quarter of 2023 was $438 million. Operating income decreased $225 million sequentially and increased $160 million year-over-year. Total segment operating income was $612 million for the first quarter of 2023, down 23% sequentially and up 35% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2023 was $512 million, which excludes adjustments totaling $74 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the first quarter of 2023 was down 26% sequentially and up 47% year-over-year.
Depreciation and amortization for the first quarter of 2023 was $269 million.
Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2023 was $782 million, which excludes adjustments totaling $74 million before tax. See Table 1b in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted EBITDA for the first quarter was down 17% sequentially and up 25% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
The sequential decrease in adjusted operating income and adjusted EBITDA was driven by lower volume in Industrial & Energy Technology, less favorable mix and lower cost productivity. The year-over-year increase in adjusted operating income and adjusted EBITDA was driven by volume and pricing in both segments and productivity in Oilfield Services & Equipment, partially offset by cost inflation in both segments and higher equipment mix and higher R&D spend in Industrial & Energy Technology.
Corporate costs were $100 million in the first quarter of 2023, flat sequentially and down 5% year-over-year.
Other Financial Items
Remaining Performance Obligations (RPO) in the first quarter ended at $29.6 billion, an increase of $1.8 billion from the fourth quarter of 2022. Oilfield Services & Equipment RPO was $3.1 billion, up 20% sequentially, while Industrial & Energy Technology RPO was $26.5 billion, up 5% sequentially. Within Industrial & Energy Technology RPO, Gas Technology - Equipment RPO was $10.5 billion and Gas Technology - Services RPO was $13.6 billion.
Income tax expense in the first quarter of 2023 was $179 million.
Other non-operating income in the first quarter of 2023 was $386 million. Included in other non-operating income were mark-to-market gains in fair value for certain equity investments of $392 million.
GAAP diluted earnings per share was $0.57. Adjusted diluted earnings per share was $0.28. Excluded from adjusted diluted earnings per share were all items listed in Table 1a as well as the "other adjustments (non-operating)" found in Table 1c in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $461 million for the first quarter of 2023. Free cash flow (a non-GAAP measure) for the quarter was $197 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $264 million for the first quarter of 2023. Oilfield Services & Equipment capital expenditures in the quarter were $188 million, and Industrial & Energy Technology capital expenditures were $69 million.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Orders	$4,100	$3,721	$3,270	10%	25%
Revenue	$3,577	$3,579	$3,017	—%	19%
Operating income	$371	$416	$213	(11)%	75%
Operating income margin	10.4%	11.6%	7.0%	-1.2pts	3.3pts
Depreciation & amortization	$208	$198	$222	5%	(6)%
EBITDA*	$579	$614	$434	(6)%	33%
EBITDA margin*	16.2%	17.1%	14.4%	-1pts	1.8pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Well Construction	$1,061	$1,043	$883	2%	20%
Completions, Intervention & Measurements	909	972	781	(7)%	16%
Production Solutions	938	965	825	(3)%	14%
Subsea & Surface Pressure Systems	670	599	528	12%	27%
Total Revenue	$3,577	$3,579	$3,017	—%	19%

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
North America	$992	$1,030	$823	(4)%	20%
Latin America	661	601	440	10%	50%
Europe/CIS/Sub-Saharan Africa	581	577	660	1%	(12)%
Middle East/Asia	1,345	1,371	1,094	(2)%	23%
Total Revenue	$3,577	$3,579	$3,017	—%	19%

North America	$992	$1,030	$823	(4)%	20%
International	2,586	2,549	2,194	1%	18%
Oilfield Services & Equipment orders of $4,100 million for the first quarter increased by $379 million sequentially. Subsea & Surface Pressure Systems orders were $1,186 million, up 61% sequentially, and up 60% year-over-year.
Oilfield Services & Equipment revenue of $3,577 million for the first quarter was flat sequentially.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
North America revenue was $992 million, down 4% sequentially. International revenue was $2,586 million, an increase of 1% sequentially, driven by Latin America and Europe/CIS/Sub-Saharan Africa, partially offset by Middle East/Asia revenue.
Segment operating income before tax for the first quarter was $371 million, a decrease of $44 million, or 11% sequentially.
Segment EBITDA for the first quarter was $579 million, a decrease of $35 million, or 6% sequentially. The sequential decrease in segment operating income and EBITDA were primarily driven by mix and lower cost productivity.

*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Orders	$3,533	$4,289	$3,567	(18)%	(1)%
Revenue	$2,138	$2,325	$1,818	(8)%	18%
Operating income	$241	$377	$241	(36)%	—%
Operating income margin	11.3%	16.2%	13.3%	-4.9pts	-2pts
Depreciation & amortization	$56	$52	$51	8%	11%
EBITDA*	$297	$429	$291	(31)%	2%
EBITDA margin*	13.9%	18.4%	16.0%	-4.5pts	-2.1pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Gas Technology - Equipment	$1,891	$2,601	$2,086	(27)%	(9)%
Gas Technology - Services	702	791	671	(11)%	5%
Total Gas Technology	2,593	3,392	2,757	(24)%	(6)%
Total Industrial Technology	940	897	810	5%	16%
Total Orders	$3,533	$4,289	$3,567	(18)%	(1)%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2023	December 31, 2022	March 31, 2022	Sequential	Year-over-year
Gas Technology - Equipment	$827	$851	$543	(3)%	52%
Gas Technology - Services	591	690	581	(14)%	2%
Total Gas Technology	1,418	1,541	1,124	(8)%	26%
Condition Monitoring	140	155	126	(10)%	11%
Inspection	254	267	212	(5)%	20%
Pumps, Valves & Gears	201	212	221	(5)%	(9)%
PSI & Controls	125	150	136	(17)%	(8)%
Total Industrial Technology	721	784	694	(8)%	4%
Total Revenue	$2,138	$2,325	$1,818	(8)%	18%
Industrial & Energy Technology orders of $3,533 million for the first quarter decreased by $35 million, or 1% year-over-year. The decrease was driven by Gas Technology - Equipment orders which were down 9%, partially offset by Industrial Technology orders which were up 16% and by Gas Technology - Services orders which were up 5%.
Industrial & Energy Technology revenue of $2,138 million for the quarter increased $320 million, or 18%, year-over-year. The increase was driven primarily by Gas Technology - Equipment, which increased 52% year-over-year. Gas Technology - Services increased by 2%.
Segment operating income before tax for the quarter was $241 million, flat year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Segment EBITDA for the quarter was $297 million. Segment EBITDA for the first quarter was up $6 million, or 2% year-over-year. The year-over-year increase in segment operating income and EBITDA were primarily driven by higher volume and pricing partially offset by unfavorable mix as a result of higher Gas Technology - Equipment growth, cost inflation and higher R&D spend.

*Non-GAAP measure - EBITDA is defined as operating income excluding depreciation and amortization. EBITDA margin is defined as EBITDA divided by revenue.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Operating income (GAAP)	$438	$663	$279
Restructuring, impairment & other	56	29	70
Inventory impairment	18	—	—
Total operating income adjustments	74	29	70
Adjusted operating income (non-GAAP)	$512	$692	$348
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Net income attributable to Baker Hughes (GAAP)	$576	$182	$72
Net income attributable to noncontrolling interests	5	6	8
Provision for income taxes	179	157	107
Interest expense, net	64	64	64
Other non-operating (income) loss, net	(386)	254	28
Operating income	438	663	279

Depreciation & amortization	269	255	277
EBITDA (non-GAAP)	708	918	555
Total operating income adjustments (1)	74	29	70
Adjusted EBITDA (non-GAAP)	$782	$947	$625
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Table 1c. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Net income attributable to Baker Hughes (GAAP)	$576	$182	$72
Total operating income adjustments (1)	74	29	70
Other adjustments (non-operating) (2)	(392)	207	19
Tax on total adjustments	32	(37)	(12)
Total adjustments, net of income tax	(287)	199	77
Less: adjustments attributable to noncontrolling interests	—	1	3
Adjustments attributable to Baker Hughes	(287)	198	74
Adjusted net income attributable to Baker Hughes (non-GAAP)	$289	$381	$145

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,018	1,009	948
Adjusted earnings per Class A share - diluted (non-GAAP)	$0.28	$0.38	$0.15
(1)See Table 1a for the identified adjustments to operating income.
(2)1Q'23 primarily due to gains from the change in fair value for certain equity investments. 4Q'22 included losses from the change in fair value for certain equity investments and charges related to the termination of the Tax Matters Agreement with General Electric. 1Q'22 primarily due to a net gain from the change in fair value for certain equity investments.
Table 1c reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Cash flow from operating activities (GAAP)	$461	$898	$72
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(264)	(241)	(177)
Free cash flow (non-GAAP)	$197	$657	$(105)
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2023	2022
Revenue	$5,716	$4,835
Costs and expenses:
Cost of revenue	4,567	3,865
Selling, general and administrative	655	621
Restructuring, impairment and other	56	70
Total costs and expenses	5,278	4,556
Operating income	438	279
Other non-operating income (loss), net	386	(28)
Interest expense, net	(64)	(64)
Income before income taxes	760	187
Provision for income taxes	(179)	(107)
Net income	581	80
Less: Net income attributable to noncontrolling interests	5	8
Net income attributable to Baker Hughes Company	$576	$72

Per share amounts:
Basic and diluted income per Class A common stock	$0.57	$0.08

Weighted average shares:
Class A basic	1,010	938
Class A diluted	1,018	948

Cash dividend per Class A common stock	$0.19	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,415	$2,488
Current receivables, net	6,291	5,958
Inventories, net	4,786	4,587
All other current assets	1,894	1,559
Total current assets	15,386	14,592
Property, plant and equipment, less accumulated depreciation	4,513	4,538
Goodwill	5,916	5,930
Other intangible assets, net	4,123	4,180
Contract and other deferred assets	1,603	1,503
All other assets	3,501	3,438
Total assets	$35,042	$34,181
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,263	$4,298
Short-term and current portion of long-term debt	684	677
Progress collections and deferred income	4,434	3,822
All other current liabilities	2,237	2,278
Total current liabilities	11,618	11,075
Long-term debt	5,975	5,980
Liabilities for pensions and other employee benefits	932	960
All other liabilities	1,668	1,641
Equity	14,849	14,525
Total liabilities and equity	$35,042	$34,181

Outstanding Baker Hughes Company shares:
Class A common stock	1,012	1,006

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$581	$80
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	269	277
Gain on equity securities	(392)	(11)
Provision for deferred income taxes	58	23
Stock-based compensation cost	49	52
Inventory impairment	18	—
Working capital	(63)	(93)
Other operating items, net	(59)	(256)
Net cash flows from operating activities	461	72
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(264)	(177)
Other investing items, net	35	(89)
Net cash flows used in investing activities	(229)	(266)
Cash flows from financing activities:
Net repayments of debt	(5)	(11)
Dividends paid	(192)	(172)
Distributions to GE	—	(13)
Repurchase of Class A common stock	—	(236)
Other financing items, net	(53)	(37)
Net cash flows used in financing activities	(250)	(469)
Effect of currency exchange rate changes on cash and cash equivalents	(55)	1
Decrease in cash and cash equivalents	(73)	(662)
Cash and cash equivalents, beginning of period	2,488	3,853
Cash and cash equivalents, end of period	$2,415	$3,191
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$163	$130
Interest paid	$50	$48

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Wednesday, April 19, 2023, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions . There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces First Quarter 2023 Results
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com